Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2023 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…July 26, 2023…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the second quarter ended June 30, 2023.

Second Quarter 2023 Results Compared to Second Quarter 2022

•
Net sales of $166 million compared to $285 million in the second quarter of 2022
•
Net income of $25 million compared to $103 million in the second quarter of 2022; Adjusted net income of $19 million as compared to $109 million in the second quarter of 2022
•
EPS of $0.33 compared to $1.17 for the second quarter of 2022; Adjusted EPS(1) of $0.25 compared to $1.22 in the second quarter of 2022
•
Adjusted EBITDA(1) of $47 million compared to $158 million in the second quarter of 2022
•
Cash Flow from Operations of $44 million and Capital Expenditures of $14 million
•
Repurchased $125 million in principal amount of Senior Secured Notes for approximately $114 million
•
Repurchased approximately $17 million in common stock under our $150 million buyback program
•
Total cash and short-term investments of approximately $314 million as of June 30, 2023

“Our sales volumes were up relative to the second quarter of last year," stated Mark Behrman, LSB’s President and CEO. "The teams at our manufacturing facilities operated our plants well and our commercial organization effectively moved product in the face of a challenging demand and pricing environment. For the second consecutive quarter we experienced a significant year-over-year decline in selling prices reflecting the impact of lower natural gas prices in Europe and weaker industrial activity in Asia. Additionally, UAN demand was below expectations as farmers opted to apply more urea due to what had been comparatively attractive pricing early this year versus UAN. More recently, however, prices for nitrogen products have begun to increase, a trend we expect to continue at a measured pace through the second half of this year, with further improvement likely building into the 2024 Spring planting season."

Mr. Behrman continued, "Despite headwinds in the second quarter, we continued to generate solid free cash flow, enabling us to further enhance our financial flexibility. As a result, we not only implemented and repurchased stock under our $150 million buyback plan, but we also bought back $125 million of our bonds at a discount to their issuance price. Even with this return of capital to our shareholders, we maintained a substantial cash balance that will support our growth initiatives in the coming years. We continue to evaluate projects that can increase the production capacity of our facilities, as well as expand our product mix. We expect to have a sense for the costs and potential returns of these projects in the coming weeks. At that point, we plan to commence more detailed engineering including FEED on the projects that have the most attractive return profiles. We would expect to move forward with financial investment decisions on one or more of those projects at some point in the second half of 2024, with project returns potentially enhanced by a grant from the USDA via the Fertilizer Production Expansion Program."

"Industry momentum of the development of clean ammonia and clean hydrogen continues to build. We continue to pursue our previously announced blue and green ammonia projects. Additionally, we recently signed an MOU with Amogy for the development of ammonia as a marine fuel for U.S. inland waterway activities. Through these projects, and the other projects we are exploring, we are well positioned to benefit from attractive government incentives that are currently in place. Additionally, we believe these projects will benefit from anticipated growth in end-market demand, particularly for clean ammonia for power generation and marine locomotion. Our vision is to be at the forefront of this energy transition, reducing our CO2 emissions and contributing to the expected reduction in global CO2 emissions. At the same time, we believe these opportunities will allow us to generate additional meaningful incremental profitability and shareholder value."

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Second Quarter Results Overview

	Three Months Ended June 30,
Product (Gross Sales in $000's)	2023	2022	% Change
AN & Nitric Acid	$69,561	$96,142	(28)%
Urea ammonium nitrate (UAN)	40,905	76,986	(47)%
Ammonia	39,612	89,444	(56)%
Other	15,767	22,231	(29)%
Total Net Sales	$165,845	$284,803	(42)%

Comparison of 2023 to 2022 quarterly periods:

•
Net sales declined during the quarter driven by lower pricing for all of our products. The headwind of lower pricing was partially offset by higher sales volumes for ammonia.
•
The year-over-year decline in operating income and adjusted EBITDA primarily resulted from lower selling prices, partially offset by higher sales volumes and lower natural gas prices.

The following tables provide key sales metrics for our products:

	Three Months Ended June 30,
Key Product Volumes (short tons sold)	2023	2022	% Change
AN & Nitric Acid	161,987	162,014	(0)%
Urea ammonium nitrate (UAN)	126,010	130,561	(3)%
Ammonia	102,047	75,526	35%
	390,044	368,101	6%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$381	$525	(27)%
Urea ammonium nitrate (UAN)	$285	$553	(48)%
Ammonia	$367	$1,164	(68)%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

	Three Months Ended June 30,
	2023	2022	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$370	$1,257	(71)%
NOLA UAN	$251	$584	(57)%

Input Costs
Average natural gas cost/MMBtu	$3.39	$7.15	(53)%

Financial Position and Capital Expenditures

As of June 30, 2023, our total liquidity was approximately $369 million, including $314 million in cash and short-term investments and approximately $55 million of availability under our Working Capital Revolver. Total long-term debt, including the $5 million current portion, was $584 million on June 30, 2023 compared to $712 million on December 31, 2022. The decrease in total long-term debt is attributable to the second quarter repurchase of $125 million in principal amount of our Senior Secured Notes for approximately $114 million.

Interest expense for the second quarter of 2023 was $12 million compared to $12 million in the second quarter of 2022.

During the second quarter we repurchased approximately $17 million of the Company's stock at an average price of approximately $9.59 per share under the share repurchase plan that our Board of Directors authorized in May 2023.

Capital expenditures were approximately $14 million for the second quarter of 2023. For the full year 2023, total capital expenditures are expected to be between $60 million to $80 million which includes maintenance and margin enhancement investments.

Market Outlook

Nitrogen fertilizer prices have declined significantly over the course of 2023 reflecting reduced global demand for ammonia and a decline in European production costs. The decline in European production costs have been caused by lower natural gas prices in Europe due to reduced demand primarily related to warmer than expected temperatures throughout Europe this past winter, combined with increased storage inventories resulting from imports of liquefied natural gas (LNG) from the U.S. After curtailing production for much of 2022, the vast majority of European ammonia producers have resumed operations in recent months, resulting in an increased global supply of nitrogen products. Still, natural gas costs in Europe remain significantly higher than those in the U.S. and U.S. ammonia producers continue to see a significant cost advantage.

A slowdown in Asian industrial activity, particularly in China, has also contributed to lower nitrogen prices as ammonia is a feedstock for various downstream chemicals that are produced in China, such as caprolactam and acrylonitrile. China’s manufacturing activity has contracted for much of the past two years resulting in a reduction of the country’s ammonia consumption and contributing to greater global ammonia supply and weaker prices.

In addition, cold and wet weather across many corn growing regions of the U.S. in the early Spring delayed the application of fertilizers which, combined with lower demand for phosphate products this planting season, further increased ammonia inventories in the supply chain and leading to weaker prices.

Nitrogen pricing has stabilized over the last month and has recently begun to strengthen. We believe that current pricing for ammonia and other nitrogen products should prove attractive to retailers and farmers such that, as the second half of 2023 progresses and as the 2024 planting season approaches, demand for nitrogen fertilizers should increase to a degree that pricing will continue to rise from current levels.

In addition to attractive pricing, we expect favorable U.S. corn market dynamics to provide support for stronger fertilizer pricing later this year and into next year. Corn prices remain above 10-year averages which should further incentivize farmers to optimize fertilizer applications in the fourth quarter of 2023 and the first half of 2024 in order to maximize yields.

Our industrial business remains robust and demand for our products is steady. Nitric acid demand is stable as the demand impacts of high inflation in the U.S. is offset by global producers shifting production from international facilities to their U.S. operations to take advantage of lower domestic input costs. Demand for AN for use in mining applications is robust due to attractive market fundamentals for quarrying and aggregate production and U.S. metals. While economic concerns persist for 2023, we believe that we have downside protection from the potential impacts of a recession given our diverse customer base, the nature of our contracts and our ability to shift our production mix to products where demand and pricing are strongest.

Conference Call

LSB’s management will host a conference call covering the second quarter results on Thursday, July 27, 2023 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life for all of its people, the Company is well positioned to play a key role in the reduction of global carbon emissions through its planned carbon capture and sequestration, and zero carbon ammonia strategies. Additional information about LSB can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In Thousands, Except Per Share Amounts)
Net sales	$165,845	$284,803	$346,809	$483,784
Cost of sales	129,813	141,879	269,172	250,130
Gross profit	36,032	142,924	77,637	233,654

Selling, general and administrative expense	9,436	9,638	19,303	20,573
Other expense (income), net	(900)	628	303	452
Operating income	27,496	132,658	58,031	212,629

Interest expense, net	11,836	12,307	24,048	22,262
(Gain) loss on extinguishment of debt	(8,644)	—	(8,644)	113
Non-operating other income, net	(3,764)	(3,430)	(7,240)	(3,408)
Income before provision for income taxes	28,068	123,781	49,867	193,662
Provision for income taxes	2,973	20,382	8,871	31,497
Net income	25,095	103,399	40,996	162,165

Income per common share:
Basic:
Net income	$0.33	$1.17	$0.54	$1.84

Diluted:
Net income	$0.33	$1.15	$0.54	$1.81

Adjusted Net Income and Adjusted EPS(1)
Net income	$25,095	$103,399	$40,996	$162,165
Adjustments	(6,115)	5,782	(3,239)	9,526
Adjusted net income	$18,980	$109,181	$37,757	$171,691

Net income per common share, excluding adjustments	$0.25	$1.22	$0.50	$1.91

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

LSB Industries, Inc.

Condensed Consolidated Balance Sheets

(Information at June 30, 2023 is unaudited)

	June 30,	December 31,
	2023	2022
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$45,072	$63,769
Short-term investments	268,762	330,553
Accounts receivable	51,431	75,494
Allowance for doubtful accounts	(692)	(699)
Accounts receivable, net	50,739	74,795
Inventories:
Finished goods	21,281	28,893
Raw materials	1,420	1,990
Total inventories	22,701	30,883
Supplies, prepaid items and other:
Prepaid insurance	7,084	17,429
Precious metals	13,100	13,323
Supplies	29,730	27,501
Other	2,904	8,346
Total supplies, prepaid items and other	52,818	66,599
Total current assets	440,092	566,599

Property, plant and equipment, net	835,423	848,661

Other assets:
Operating lease assets	25,050	22,682
Intangible and other assets, net	1,572	1,877
	26,622	24,559

	$1,302,137	$1,439,819

LSB Industries, Inc.

Condensed Consolidated Balance Sheets (continued)

(Information at June 30, 2023 is unaudited)

	June 30,	December 31,
	2023	2022
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$54,524	$78,182
Short-term financing	5,118	16,134
Accrued and other liabilities	31,210	38,470
Current portion of long-term debt	5,371	9,522
Total current liabilities	96,223	142,308

Long-term debt, net	578,214	702,733

Noncurrent operating lease liabilities	16,158	14,896

Other noncurrent accrued and other liabilities	522	522

Deferred income taxes	71,223	63,487

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	498,517	497,179
Retained earnings	240,088	199,092
	747,722	705,388
Less treasury stock, at cost:
Common stock, 16.8 million shares (14.9 million shares at December 31, 2022)	207,925	189,515
Total stockholders' equity	539,797	515,873
	$1,302,137	$1,439,819

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$25,095	$103,399	$40,996	$162,165
Plus:
Interest expense and interest income, net	8,065	11,584	16,796	21,539
Net (gain) loss on extinguishment of debt	(8,644)	—	(8,644)	113
Depreciation and amortization	17,103	16,996	34,707	34,504
Provision for income taxes	2,973	20,382	8,871	31,497
EBITDA	$44,592	$152,361	$92,726	$249,818

Stock-based compensation	1,927	1,365	2,646	2,168
Legal fees (Leidos)	91	270	364	613
Loss on disposal of assets	550	852	2,440	806
Turnaround costs	(39)	3,295	(45)	5,826
Adjusted EBITDA	$47,121	$158,143	$98,131	$259,231

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Numerator:
Net income	$25,095	$103,399	$40,996	$162,165
Adjustments:
(Gain) loss on extinguishment of debt	(8,644)	-	(8,644)	113
Stock-based compensation	1,927	1,365	2,646	2,168
Legal fees (Leidos)	91	270	364	613
Loss on disposal of assets	550	852	2,440	806
Turnaround costs	(39)	3,295	(45)	5,826
Net income, excluding adjustments	$18,980	$109,181	$37,757	$171,691
Denominator:
Adjusted weighted-average shares for basic net income per share and for adjusted net income per share(1)	75,170	88,181	75,488	88,301
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture	409	1,224	409	1,458
Outstanding shares, net of treasury, at period end for adjusted net income per share, excluding other adjustments	75,579	89,405	75,897	89,759

Basic net income per common share	$0.33	$1.17	$0.54	$1.84

Net income per common share, excluding adjustments	$0.25	$1.22	$0.50	$1.91

(1)
Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,
	2023	2022
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$150,079	$262,572

Less freight and other	14,881	17,424

Ammonia, AN, Nitric Acid, UAN netback sales	$135,198	$245,148